UNITED STATES

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WASHINGTON, D.C. 20549

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OAK STREET HEALTH, INC.

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CVS Health Corporation

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Subject Company: Oak Street Health, Inc.

Commission File No.: 001-39427

Date: February 8, 2023

On February 8, 2023 CVS Health Corporation (“CVS Health”) hosted a conference call and webcast at 8:00 a.m. ET to announce its results for the three months and full year ended December 31, 2022. The following are excerpts from the earnings release narrative and a transcript of certain portions of the call relating to the proposed merger of Halo Merger Sub Corp. with and into Oak Street Health, Inc. (“Oak Street Health”) with Oak Street Health as the surviving corporation (the “Merger”).

Tom Cowhey — CVS Health Corp. — Senior Vice President, Capital Markets

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Our earnings and Oak Street acquisition press releases and slide presentations have been posted to our website along with our Form 10-K and our Form 8-K that we filed this morning with the SEC. Today's call is also being broadcast on our website where it will be archived for one year.

During this call we will make certain forward-looking statements reflecting current views related to our future financial performance, future events, industry and market conditions, including impacts related to the ongoing COVID-19 pandemic as well as the expected consumer benefits of our products and services and our financial projections and the benefits of the pending acquisitions of Signify Health and Oak Street Health and the associated integration plan, expected synergies and revenue opportunities.

Our forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from currently projected results, including with respect to the ongoing COVID-19 pandemic and the pending acquisition and integration of Signify Health. We strongly encourage you to review the reports we file with the SEC regarding these risks and uncertainties. In particular, those that are described in the cautionary statement concerning forward-looking statements and the Risk Factor section in this morning's earnings press release, Oak Street Health acquisition press release and included in our Form 10-K and the Form 8-K we filed this morning.

During this call, we will use non-GAAP measures when talking about the company's performance and financial condition and you can find a reconciliation of these non-GAAP measures in this morning's press release and the reconciliation document posted to the Investor Relations portion of our website.

Karen S. Lynch - CVS Health Corp., President, Chief Executive Officer & Director

Thank you, Tom, and good morning, everyone, and thanks for joining our call today. This morning, we're going to discuss our 2022 results, our 2023 guidance and our announcement that we entered into a definitive agreement to acquire Oak Street Health. Mike Pykosz, Chairman, CEO and Co-Founder of Oak Street Health will join Shawn and me during the call to discuss this important transaction.

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We also made progress in the last 90 days in advancing our efforts to diversify our national PPO contract and have obtained the necessary regulatory approvals to move forward. This will enable us to more effectively manage our Medicare business in the future. As we will discuss shortly, adding both Signify Health and Oak Street Health to our value-based care delivery platform will deepen our focus on this important business.

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At our Investor Day in 2021, we shared our vision to deliver a superior health experience for consumers. Central to our strategy is advancing our value-based care platform of capabilities that drive consumer engagement. This morning, we announced that we have entered into a definitive agreement to acquire Oak Street Health outstanding shares for $39 per share in cash, representing a total transaction value of approximately $10.6 billion.

The acquisition of Oak Street Health will broaden our value-based care platform into primary care and accelerate our long-term growth. Primary care drives patient engagement and positive clinical outcomes. Although it is a very small proportion of total health spend, just about 10% nationally, it will have significant influence over health care utilization. Individuals who seek routine primary care services report fewer serious medical diagnoses, lower mortality rates and a 33% lower annual health care expense.

Oak Street Health has a proven senior focused primary care model that is scalable at a national level. Their innovative care model goes beyond typical primary care to provide patients with comprehensive preventative care to support overall health and well-being. With 169 medical centers across 21 states today, we see a significant opportunity to expand in the next two years and provide superior care to many more patients.

Oak Street has a committed and experienced leadership team with extensive care delivery expertise and a best-in-class, fully integrated technology solution. Oak Street's model focuses on providing more coordinated, holistic and connected care. Oak Street physicians spend three times longer, on average, with their 159,000 at-risk patients and drives markedly better outcomes.

Their approximately 600 providers and 6,000 team members have a proven ability to improve patient outcomes and experiences. At a time when consumers are increasingly frustrated with their experience in the health care system, Oak Street's approach delivers a truly specialized care experience that drives a Net Promoter Score of 90. The quality of this experience is evident by the fact that Oak Street was selected to be the trusted primary care partner of AARP and is the only primary care provider to carry the AARP name across all their sites.

As part of CVS Health, we believe Oak Street's value-based care model will have a far greater impact on patients. Our unparalleled consumer touch point will expand Oak Street's reach and will allow them to engage with more consumers, more frequently and more conveniently. The combination of CVS Health's foundational businesses with Oak Street and Signify Health creates one of the premier multi-payer Medicare value-based care platforms in the marketplace today.

But our ambition does not stop there. These Medicare-focused assets complement our established care delivery assets including our over 1,100 retail health MinuteClinics in a number of ways, creating convenient access and additional clinical capacity for Oak Street with preventive care and chronic care services for seniors, enhancing access to our broad nurse practitioner workforce and providing wrap-around services tailored to seniors and those with complex conditions such as medication reconciliation and post-discharge follow up.

The potential across CVS Health's base of assets is powerful. Together, we will transform the experience for consumers across the country. The Oak Street transaction is financially attractive and enhances our ability to accelerate our sustainable long-term growth. Shawn will provide more details on the financials of the transaction and will discuss the growth and profitability prospects of the Oak Street assets.

At the close of the transaction, Mike Pykosz will continue to lead Oak Street within CVS Health. Mike, we're so excited to welcome you and your team to CVS Health at the close of this transaction.

Michael T. Pykosz - Oak Street Health, Inc., Chairman, Chief Executive Officer & Co-Founder

Thank you, Karen, and good morning, everyone. Our mission at Oak Street Health is to rebuild health care as it should be. When we started Oak Street, we set out to adjust the root causes of high cost, low quality care and poor experiences for Medicare patients. Ten years in that journey, as we continue to drive our national expansion and look to impact more patients and communities. We could not have found a partner more aligned to our mission than CVS Health.

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At Oak Street Health, we operate a network of primary care centers that specialize in care for older adults. We focus on areas with large concentrations with Medicare eligible patients with incomes below 300% of the federal poverty line, areas where we can make the biggest impact.

We created our innovative model from the ground-up and focus on ensuring our patients receive the right care upfront, improving their experiences and keeping them healthy and out of the hospital. This proven and nationally scalable model benefits patients, providers and payers while improving health outcomes, lowering medical costs and delivering a better patient experience.

This focus has generated meaningful results for our patients, including recent hospital admissions by over 50% and lowering 30-day readmissions by 42%. By providing coordinated, holistic care, we can close care gaps and address social determinants of health, delivering five-star HEDIS performance.

Our track record shows that we've been able to deliver consistent performance across different populations and geographies. And while our primary focus is Medicare Advantage at-risk patients, we've also demonstrated our care model can work outside MA. For example, in 2021 we participated in Medicare Direct Contracting program where we took on full risk on traditional Medicare patients. Among all the participants in the program, we generated savings that were two times higher than any other multi-state direct contracting entities and we ranked number one in net dollars saved. These results show that even amongst the most innovative groups in this new program, our capabilities and results stood out.

By joining CVS Health's ecosystem, we will accelerate our journey to improve patient outcomes and experiences while allowing us to continue to invest in both our innovative care model and invest in what we believe is the best human health care. The expansive consumer touchpoints of CVS Health, virtually and in the community, including the trusted CVS pharmacists, will broaden and deepen our connections with the patients under our care.

At Oak Street, we have talked about the massive market opportunity for companies that can address the huge challenges in health care. CVS Health's unique position to deliver market-leading health solutions, the breadth of their offerings and proven ability to scale assets will significantly enhance our ability to tackle these challenges. We believe this transaction is a great outcome for all of our stakeholders, including our patients, all of our payer partners, our team of Oakies and our shareholders.

Karen S. Lynch - CVS Health Corp., President, Chief Executive Officer & Director

Thank you, Mike. CVS Health delivered strong financial results in 2022 and we are entering 2023 with tremendous momentum. We continue to make progress on our strategy and will enhance the capabilities of our value-based care platform through the Oak Street Health and Signify Health acquisitions. We are excited about the opportunities ahead of us.

I'll now turn it over to Shawn for a deeper look into our results, our 2023 outlook and the Oak Street transaction. Shawn?

Shawn M. Guertin - CVS Health Corp., Chief Financial Officer & Executive Vice President

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Turning to the Oak Street transaction. We committed to investors that we would be diligent when deploying our capital, seeking assets with the best technology, capabilities and cultural alignment to our vision. After a thorough and robust review of the market, Oak Street was the primary care asset that proved to be the most strategically and financially compelling.

Oak Street will operate as a payer agnostic business within CVS Health. Oak has done improving outcomes and experiences for the Medicare populations it serves. CVS Health has a strong and proven track record of helping its payer client succeed and we will continue to prioritize that success after this transaction.

What we saw when we looked into Oak Street's portfolio of clinics was a remarkably consistent path to clinic profitability. This trend was true across diverse geographies, populations and payers. As Oak Street drives strong patient experiences and engagement, their patient panels grow and as Oak Street's providers engage with those patients, they improve outcomes and increase patient contributions over time.

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These two factors combine to drive clinics to maturity, achieving profitability within the first three years and unlocking annual adjusted EBITDA potential of approximately $7 million per-clinic using Oak Street's definition of adjusted EBITDA. Within the 169 clinics Oak Street has today, we have high visibility into embedded adjusted EBITDA of over $1 billion. We also recognize the tremendous opportunity to scale Oak Street's clinics, to reach more seniors across the nation. At their current rate of expansion, we expect Oak Street to have over 300 clinics by 2026, at which point we project they will have more than $2 billion of embedded Oak Street adjusted EBITDA.

Shifting to synergies, we envision five main opportunities to realize more than $500 million of value over time. One, accelerating Oak Street patient growth through CVS Health channels. Two, improving Oak Street's economics through integration with our broad portfolio of assets. Three, improving the retention of our Aetna MA members through the improved outcomes and experience provided at Oak Street clinics. Four, driving greater utilization of CVS Pharmacy and Caremark capabilities. And five, capturing modest savings from external public company and lease costs.

We project that our investment in Oak Street will drive double-digit returns on invested capital over time, as clinics mature and synergies are realized. We are committed to exploring additional avenues to further accelerate growth, synergy realization and returns from this transaction, while balancing further near-term dilution to our EPS trajectory.

As stated in our press release, this transaction will be funded with available resources and existing financing capacity, and we remain committed to maintaining our current investment-grade rating. The transaction is subject to approval by Oak Street shareholders, regulatory approvals and other customary closing conditions. We expect this transaction to close in 2023.

We are now targeting 2024 adjusted EPS of approximately $9, growing to approximately $10 in 2025, with the potential for upside in 2025 based on the successful resolution of our Medicare star ratings mitigation efforts. The 2024 and 2025 adjusted EPS trajectories reflect the impact of the previously disclosed 2024 Medicare star ratings headwind and Centene contract loss, closing of the Oak Street Health transaction in 2023 as well as projected contributions from the Signify Health transaction in 2024 and beyond.

Consistent with past practice, CVS Health expects to exclude integration and transaction costs from its adjusted EPS presentation. With the close of these transactions, we expect that our adjusted debt-to-EBITDA will peak in the mid 3 times level in 2024, well within leverage ranges aligned to our current investment-grade rating.

Our current projections assume modest discretionary repurchase activity in 2024. This is consistent with our 2021 Investor Day projections, which contemplated 1% to 2% adjusted EPS growth from repurchases in addition to offsetting dilution. As leverage begins to subside in 2025, we will have potential for additional repurchases.

In summary, we are excited to announce the acquisition of Oak Street and to incorporate them into our expanding portfolio of capabilities. Oak Street's best-in-class clinics will serve as the focal point of high-quality care for seniors across America. The strategic rationale for this combination is sound and the growth opportunity is vast. Together, CVS Health's foundational businesses, Signify's home assessment and provider enablement capabilities and Oak Street's clinics and care model, create the premier multi-payer Medicare value-based care platform. We could not be more pleased to join with Oak Street as we take the next step in our journey to build a differentiated health services organization and transform how care is delivered.

To conclude, we delivered excellent performance in 2022, creating strong momentum as we continue to execute our strategy in 2023. We are building on our achievements, expanding our portfolio of capabilities and continuing on our path to become the leading health care solution company.

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QUESTION AND ANSWER SECTION

Analyst: Lisa C. Gill

Question – Lisa C. Gill: All right. Thanks very much and congratulations on the transaction and congratulations on the strategy overall. I know every quarter I've asked about the strategy around value-based care and what you're going to do in this area, so I'm happy that that you finally have done this.

So really just two things I want to better understand. One, following Oak Street, they did slow the growth of the number of centers they were opening last year due to cash constraints. Shawn, it sounds like you're laying out that you're going to keep that strategy the same at roughly 35 centers per year. One, is there a reason why you wouldn't reaccelerate that growth when we think about Oak Street?

And then secondly, as we think about some of the changes that have come with RADV, the MA rates that have come out, can you maybe just talk about the impact, not just on the MA side but also on the provider side? And did you take that into account when you were thinking about buying a primary care asset?

Answer – Karen S. Lynch: Hey, Lisa, I'll turn it to Shawn in a second, but I just wanted to acknowledge your point about we did layout a very bold vision at December 2021 to really expand into health services. And I really believe this transaction is a clear win for both patients and providers. And as we said in our prepared remarks, this really does create the premier multi-payer Medicare value-based platform. And you and I have talked a lot about valuebased care, not just being a contract but being a platform where we really drive engagement and connect patients to care. And this transaction, combined with Signify Health, really does demonstrate that we are executing on our long-term strategy to drive long-term growth for the company.

Let me turn it over to Shawn to answer your specific questions.

Answer – Shawn M. Guertin: Hi, Lisa. So on the first one about kind of clinic expansion. To be clear, the numbers we cited today in our model are premised on maintaining a trajectory of 35 to 40 clinics a year expansion. As I mentioned in my prepared remarks, one of the things that we will be doing over the coming months is exploring alternative avenues of both accelerating synergy realization but potentially looking at the growth aspect of that. And in particular, avenues that would help us manage sort of the greater clinic growth but also sort of manage kind of inside the dilution framework that we've talked about with this transaction. And we will be looking at those avenues because it's a very important point because when you look at the long-term returns of this model, that accelerated growth has some real long-term kind of return benefits to doing that, so again, that will be something that we continue to work on and explore the best way to do that within the framework that we've discussed with you today.

On your second question, it was important to us to both understand the positioning on RADV and at least be able to see the MA advance rate notice for 2024 and frankly work in conjunction with Oak Street on what we thought that meant to them. And we've had the ability to do that and obviously, as you all know, much of that still leaves many questions to be answered in the future. It does provide a little bit more clarity than we had in the past, but I think we do understand the dynamics and some of the mitigation efforts that we could put in place if certain things stand or certain things get modified.

In many ways though what I would say is what we saw come out of those notices, I think, is exactly why you want high-quality Medicare Advantage value-based care assets. In its most simplest sense, when you have a year, for example, when reimbursements get squeezed what's one of the things you want to do? You want to look at your cost control levers. And certainly Oak is a demonstrable asset that has proven to improve outcomes and reduce costs. And so I think as we think about navigating the future of Medicare Advantage and maybe even a broader opportunity in Medicare value-based care in the fee-for-service population, I think both signify and Oak are exactly the kind of assets that you would like to have at your side as you do that.

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Analyst: A.J. Rice

Question – A.J. Rice: Hi, everybody. Congratulations on the transaction as well. I wondered since we had Mike on the call, obviously this has played out a little bit in the public domain, so there's been speculation that something might be up with Oak Street for a while. I wonder if he could comment on what kind of feedback he's gotten from his doctors, how are they reacting to this. And I wondered, do they have to approve in any way this transaction. Is there anything in their agreements that require approval?

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And then lots of questions around the deal but I might just ask Shawn and Karen, you think you're going to close this at the end of the year or sometime this year. I know the regulatory process is a little less certain than it was a few years ago, I guess the way to describe it. If it were to slip into some point in 2024 would that materially change your $9 and $10 target or are you – does that have some flexibility around timing of the deal?

Answer – Karen S. Lynch: Hi, A.J. We do. We do expect to have the transaction close. I'll let Shawn comment on the financials but I don't think that we would have material changes in those numbers.

I want to turn it over to Mike. Mike, can you just respond to A.J.'s question around the clinicians?

Answer – Michael T. Pykosz: Yeah, happy to. So, on the second point, no, we don't require any separate approvals. We just need more of the standard shareholder approvals. On the first question you asked I think is the most important one. At Oak Street Health our mission is to rebuild health care as it should be and the physicians I've talked to and frankly, leaders and team members across Oak Street that I've had a chance to talk to so far I think there's huge amount of excitement that this is kind of the next stage of our journey. And we're really proud of what we've built over the first 10 years of Oak Street but we really believe there's an order of magnitude of more growth out there for us.

We can go to more communities and impact more older adults and I think that CVS Health brings just a huge amount of resources that we can partner with and leverage to help us provide higher-quality care for patients, to help us provide a better patient experience and to help continue to make Oak Street the best place to work in health care. So I think from our physicians and rest of our team members perspective, I think this is a huge positive to continue to help us execute on our mission.

Question – A.J. Rice: Okay. That's great.

Answer – Shawn M. Guertin: And, A.J., I'm not sure if you had a question about more global kind of deal returns but specifically to your question about the timing of close, the answer is no. It would not change those and arguably, it actually adds a little bit of lift, because remember there's an operating loss that's going on for a little bit of time and you're picking that up a little bit deeper into the cycle of moving from kind of loss to break-even to gain. So it actually would not kind of change the $9 to $10, at all, certainly not in a negative way.

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Analyst:Eric Percher

Question – Eric Percher: Thank you. Eric Percher and Josh Raskin here at Nephron. Question with respect to the approach of M&A. How important was geographic diversification in your process, or as you're examining assets and making this decision? And then conversely, how important was how much annuity of a model that Oak Street has built? And maybe lastly, how do you think about how this and Signify come together with respect to physician enablement?

Answer – Shawn M. Guertin: I can have Karen talk about that as well at the end, but what I would say is as we talked about, our factors here, Eric, we've conducted a very thorough evaluation over the last 15 months and are confident this is the best asset in the space. It really satisfied all of our criteria. Talented and capable leadership, a leading integrated technology platform, a clear ability to the point of your question to scale and reproduce the model and the results across both geography and for different payers.

It also has, as Mike mentioned, a demonstrable capability to improve clinical outcomes and lower costs and I think a very clear path around the unit economics required for profitability. I'd be remiss if I didn't also mention that it has a fundamentally differentiated patient experience, as evidenced by their 90 NPS and their exclusive AARP endorsement.

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So this asset really, we've talked about the list of criteria, we really hit it. And I think to your point, the geography was important. We're a big company. We're going to need a big footprint over time and being in 21 states was important, in and of itself. But is actually, in my mind, the scalability element was the ability to demonstrate the model worked in different geographies. And to the point of your second question about having, I'll call it, the homogeneity of the model, it was the ability to reproduce it, and then make changes to it. I think that that was very, very important, and, frankly, very distinct in what we looked at in the market.

I think the second part of your question, I think, is important, too, because there is a lot of interplay potentially down the road between these two assets. One of, I think, the benefits that we have and I think we've built-in a modest synergy when we talk about the ability to accelerate growth, is the ability of Signify, when they're doing a home visit, to recognize that here is a member that needs to be returned or connected to care. And that doesn't have to be, obviously, through Oak, but it can be now, and it can be our MinuteClinics as well. So the interconnectivity of actually getting these members the care they need, when they need it and where they need it and, to Mike's point, the way it should be provided, I think these two things over time will be able to work powerfully together.

Answer – Karen S. Lynch: Yeah, and, Eric, just to add to that, I think it's really important to think about community and community-based care, as we've talked a lot strategically, being in the community and really having kind of all these assets work together. Shawn made a good example of Signify and Oak, but then you think about our MinuteClinics and we can kind of leverage those MinuteClinics for additional capacity. We can leverage our nurse practitioners as well and then we can have wrap-around services. So we can have a very much of a holistic approach to care in the community.

I'd also add that it is really critically important for us to be a multi-payer agnostic provider and make sure that we're connecting care for all the patients that we're interacting with in the community.

Analyst: Stephen Baxter

Question – Stephen Baxter: Hi. Thanks. Appreciate all the color on the Oak Street acquisition. I was hoping you could help us think a little bit about the timing you'd expect to be required to realize both the greater than $2 billion of earnings power itself and also the $500 million of synergies. And also maybe any insight into where both those figures might be on a reported basis over the next couple of years would be great. Thank you.

Answer – Shawn M. Guertin: Yeah. So let me talk kind of about this in sort of a financial terms and try to get at some of those points. As I mentioned, right, this is – we do think this is a deal that has an attractive long-term return on capital, but it also has the potential to move the needle from an earnings perspective in a company of this size and scale.

Our strategy has been and will continue to be to deploy capital to improve the sustainable earnings growth rate of this company as a whole. When you look at this asset in concert with Signify, we project this could improve our overall long-term earnings company growth rate by at least 100 basis points a year as these investments mature. It's important, as you think about this, that the dilution, especially the dilution from financing, is temporal and short term, but the sustainable improvements in growth rate are not. From a return on capital standpoint, we think it earns double-digit returns on capital in year seven and, very importantly, because of the embedded value in that clinic infrastructure, that return on capital continues to grow on the order of 200 basis points a year thereafter.

And I mentioned in my remarks that at the current rate of expansion, we would expect to have 300 clinics in 2026 or by the end of 2026, and using the Oak Street convention around adjusted EBITDA at $7 million per-clinic, we think the embedded EBITDA could cross the $2 billion threshold in the 2026 year. So that's an important sort of data point, but I think it's important to recognize that the way that embedded EBITDA really manifests itself can be in these ongoing returns on capital.

I'd comment that while the return profile might be longer than other deals you've seen in the past, I don't think it's atypical of deals that meaningfully improve your strategic positioning as a company. And I do think it's important.

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In fact, I think being overly slavish to deals that only satisfy short-term returns are exactly what can lead to long-term growth problems. And I think this is something that has a lot of long-term growth earnings power.

And finally, you had asked about the synergies and some of the kind of accretion/dilution. The synergies are powerful here and I think it's one of the things that we're uniquely positioned to deliver on. I've often, when I've talked to all of these companies, they've often said to me like if I say what do you need to grow faster and they say members and capital, well that's something we can bring to bear here. But most of the synergies, probably about 70% of what we talked about, are tied up really in that accelerated growth and the improved retention of MA members. And so when you think about the model here, the J-curve if you will, this is about moving them along that curve faster. And in that trajectory, that generally gets closer to break-even and positive in that year two to three timeframe, so that it's after that that a lot of these synergies mature.

The way we see that playing out is I think this would be roughly EPS neutral, probably in like year four of our ownership, thereabouts, and begin to be accretive on an EPS line for year five. But make no mistake. It is improving each year, which is going to help our growth rate between then and now, and you're building substantial embedded long-term value in that footprint.

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Analyst: Nathan Rich

Question – Nathan Rich: Hi. Good morning. Thanks for the questions. Oak Street's cohort data paints a pretty compelling path just in terms of the embedded EBITDA that is in the centers. I guess what do you see is the key variables to kind of achieving that kind of J-curve that they've laid out. And you've talked about some of this, but what can CVS do to potentially accelerate that. And then just as a quick follow up, Shawn, I was wondering if you could just talk a little bit more, in more detail about capital deployment plans in 2024 and 2025. I think you said some modest level of share repurchases in 2024 and more in 2025. Could you also talk about maybe what you see as sort of deleveraging or debt pay down across those years as well? Thank you.

Answer – Shawn M. Guertin: Yeah, so as you mentioned, I think and I can certainly I think Mike can comment as well, right. Really, the variable and it's remarkably consistent, right, over time is the ability to drive membership growth sort of along to your point along that sort of J-curve of cohort financials. And today, I think Oak has done a great job being successful as that and what this deal really opens up is a lot of new potential pools for members. And I think that will take a lot of different forms, right. There are certainly, well it's very much going to be a multipayer asset. There's obviously things we can do for plan design offerings to highlight the Oak network or the Oak clinics. We can do that with the Aetna members. I mentioned Signify before as a potential sort of source of members, but when you just think about the vast array of members that we interact with and the vast array of seniors that we interact with every year, across this company, this is a much wider catch basin if you will for potential growth.

I also think we can strengthen the value of the offering with our other fulfillment assets around pharmacy and MinuteClinics. And frankly, I think that'll make that offering not only more attractive but all of the payers who contract with Oak. They will all benefit from what we bring to bear with our retail health strategy and our pharmacy strategy. And I think that is sort of – that is an opportunity there.

On capital deployment, I think as I mentioned, what we expect for this to play out is that over the next couple of years, we will likely be in the mid-threes from a debt-to-EBITDA ratio and that's obviously a range which is consistent with our current investment-grade ratings and that is important to us to maintain that rating profile.

Having said that, I still think we have an ample amount of financial flexibility over the next two-to-three-years after this transaction. Our current projections are – or let me step back, as you mentioned we have a modest amount of share repurchase in the 2024/2025. Think about that as maybe a point or two above dilution. That's very consistent with what we told you on Investor Day. So when we think about the flexibility we have, I would say that we would have probably between $4 billion and $8 billion of flexibility over the 2023/2024 window and then that grows more to like the $10 billion to $15 billion of flexibility in the 2024/2025 window. Timing obviously still to be determined, but I think that gives us ample flexibility because this is the capital that we could continue to use to return value to shareholders via the dividend, obviously, incremental share repurchases, deleveraging to your point, or it could be used for other corporate purposes.

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So before we conclude, I want to take this opportunity to thank our CVS Health colleagues for their extraordinary work bringing our vision to life, improving the health of our customers and delivering on our financial objectives. As you heard today, CVS Health delivered strong results and we're advancing our strategic initiative. We entered 2023 with great momentum and we are well-positioned for growth in our foundational businesses, and we are making continued progress against our strategy. We are so excited about the opportunities ahead of us including both the Signify and Oak Street Health acquisitions and we look forward to keeping you updated throughout the year. Thank you.

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Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health or Oak Street Health. The communications contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding CVS Health’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Statements in these communications that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed acquisition of Oak Street Health and the associated integration plans, expected synergies and revenue opportunities, anticipated future operating performance and results of CVS Health, the expected management and governance of Oak Street Health following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the Merger (the “Merger Agreement”). By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Such risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the right of CVS Health or Oak Street Health or both of them to terminate the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the failure to obtain applicable regulatory or Oak Street Health stockholder approval in a timely manner or otherwise; the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the ability of CVS Health and Oak Street Health to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts CVS Health’s or Oak Street Health’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact CVS Health’s or Oak Street Health’s ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of CVS Health’s and/or Oak Street Health’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of CVS Health and Oak Street Health to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally, including with respect to Humana Inc. and its affiliates, which lease or license to Oak Street Health a majority of Oak Street Health’s primary care centers; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on CVS Health’s or Oak Street Health’s business, financial condition and results of operations, as well as the response thereto by each company’s management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Also, CVS Health’s and Oak Street Health’s actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in CVS Health’s and Oak Street Health’s respective SEC filings, including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in CVS Health’s or Oak Street Health’s respective most recently filed Annual Report on Form 10-K, Oak Street Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and CVS Health’s and Oak Street Health’s Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s or Oak Street Health’s forward-looking statements. CVS Health’s and Oak Street Health’s respective forward-looking statements are and will be based upon each company’s management’s then-current views and assumptions regarding CVS Health’s proposed acquisition of Oak Street Health, future events and operating performance, and are applicable only as of the dates of such statements. Neither CVS Health nor Oak Street Health assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

The communications may include non-GAAP financial measures that CVS Health uses to describe its performance. In accordance with SEC regulations, you can find the definitions of these non-GAAP measures, as well as reconciliations to the most directly comparable GAAP measures, on the Investors portion of CVS Health’s website. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. CVS Health’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. In addition, this presentation includes Oak Street Health’s projected adjusted EBITDA, a non-GAAP measure used to describe Oak Street Health’s expected performance. We have not presented a reconciliation of this non-GAAP measure to Oak Street Health’s projected net income, the most comparable GAAP financial measure, because the reconciliation could not be prepared without unreasonable effort.  The information necessary to prepare the reconciliation is not available on a forward-looking basis and cannot be accurately predicted. The unavailable information could have a significant impact on the calculation of the comparable GAAP financial measure.

Additional Information and Where to Find It

This communication is being made in respect to the proposed transaction involving CVS Health and Oak Street Health. A meeting of the stockholders of Oak Street Health will be announced as promptly as practicable to seek stockholder approval in connection with the proposed transaction. CVS Health and Oak Street Health intend to file relevant materials with the SEC, including that Oak Street Health will file a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to Oak Street Health’s stockholders. The communications are not a substitute for the proxy statement or any other document that may be filed by Oak Street Health with the SEC.

BEFORE MAKING ANY DECISION, OAK STREET HEALTH STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Oak Street Health’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Oak Street Health’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by Oak Street Health and documents filed by CVS Health with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.

No Offer or Solicitation

The communications is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CVS Health, Oak Street Health and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Oak Street Health’s stockholders in connection with the proposed transaction. Information regarding CVS Health’s directors and executive officers is contained in CVS Health’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the SEC on April 1, 2022 as updated by CVS Health’s subsequent filings made on www.sec.gov. Information regarding Oak Street Health’s directors and executive officers, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.